Exhibit 99.3

FOR IMMEDIATE RELEASE

THERMADYNE HOLDINGS CORPORATION ANNOUNCES

PROPOSED PRIVATE OFFERING OF $100 MILLION OF SENIOR SECURED NOTES

ST. LOUIS, MO — March 1, 2012 — Thermadyne Holdings Corporation (“Thermadyne”) today announced that it intends to offer (the “Offering”) $100 million in aggregate principal amount of its 9% Senior Secured Notes due 2017 (the “New Notes”). The New Notes are being offered as additional debt securities under an indenture (the “Indenture”) pursuant to which Thermadyne previously issued $260 million in aggregate principal amount of 9% Senior Secured Notes due 2017. Thermadyne intends to use the net proceeds of the Offering to (i) make a distribution to its immediate parent company to allow it to repurchase a portion of its outstanding preferred stock and (ii) pay fees and expenses related to the Offering and the previously announced related consent solicitation.

The New Notes will be senior secured obligations of Thermadyne and will be guaranteed on a senior secured basis by certain domestic and Australian subsidiaries of Thermadyne. The Offering is subject to customary conditions, and there can be no assurances that the Offering will be consummated.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction. As a result, the New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws. The New Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States under Regulation S under the Securities Act.

This news release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, nor shall there be any sale of new notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Offering will be made only by means of the confidential offering memorandum.

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. For more information about Thermadyne, its products, and its services, visit the company’s website at www.thermadyne.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect Thermadyne’s operating results. These risks and factors are set forth in documents Thermadyne files with the Securities and Exchange Commission, specifically in Thermadyne’s most recent Registration Statement on Form S-4 and other reports it files from time to time. Thermadyne undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Thermadyne makes on related subjects.

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